Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FOURTH QUARTER FISCAL 2008 RESULTS
-Announces up to $100 Million Share Repurchase Program-
NASHVILLE, Tenn., March 13, 2008 — Genesco Inc. (NYSE: GCO) today reported operating results for the fourth quarter and fiscal year ended February 2, 2008, and announced that its board has authorized the use of up to $100 million of cash from a recent litigation settlement to repurchase Genesco common stock.
Fourth Quarter Results
     The Company reported earnings from continuing operations of $4.5 million, or $0.19 per diluted share, for the fourth quarter. Earnings for the quarter included pretax expenses of $18.8 million in connection with the Company’s merger-related litigation with The Finish Line, Inc., UBS Securities LLC and UBS Investments LLC, retail store asset impairments and costs related to the previously announced plan to close underperforming stores. Earnings were reduced by approximately $0.81 per diluted share in the aggregate of merger-related and store-closing costs, asset impairments and the non tax deductibility of merger-related expenses during the quarter. For the fourth quarter ended February 3, 2007, earnings from continuing operations were $35.7 million, or $1.36 per diluted share, including a $0.6 million pretax gain, or approximately $0.01 per diluted share, primarily for recognition of gift card income and a favorable litigation settlement offset by the early termination of a licensing agreement and impairment charges. Net sales for the thirteen-week fourth quarter of fiscal 2008 were $467 million, compared to $477 million for the fourteen-week fourth quarter of fiscal 2007.
Full Year Results
     For the fiscal year ended February 2, 2008, Genesco reported earnings from continuing operations of $9.4 million or $0.40 per diluted share. Earnings for the year included pretax expenses of $37.3 million in connection with the proposed Finish Line merger and related litigation, store closing costs and asset impairments, and were reduced by approximately $1.26 per diluted share by such costs and due to the non tax deductibility of merger-related expenses during the year. For the previous fiscal year, earnings from continuing operations were $68.2 million, or $2.61 per diluted share, including a $1.1 million pretax charge, or approximately $0.03 per diluted share, primarily for asset impairments offset by gift card income, a favorable litigation settlement and the early termination of a licensing agreement. Net sales for fiscal 2008 increased 2.9% to $1.50 billion, compared to $1.46 billion for fiscal 2007.

Stock Repurchase Program and Expected Share Distribution
     The Company also announced that its board of directors has authorized it to repurchase up to $100 million of the Company’s common stock. The repurchases are anticipated to be funded primarily with the cash proceeds from the settlement of the merger-related litigation. This program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The Company currently has approximately 22.8 million shares outstanding.
     The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington said, “This repurchase authorization allows us to return settlement proceeds to our shareholders while affirming our confidence in Genesco’s long-term value and improving future earnings per share prospects by reducing shares outstanding. Based on our perception of the Company’s intrinsic value, we expect to be an active buyer at current market prices.”
     The Company said that it will distribute the 6,518,971 shares of Class A Common Stock of The Finish line, Inc. received in connection with the litigation settlement as a dividend to Genesco shareholders as of a record date to be set by Genesco shortly after the date on which The Finish Line completes its obligation to register the shares with the Securities and Exchange Commission and to list them on NASDAQ.
Fourth Quarter Business Unit Performance
     Pennington said, “Our fourth quarter results reflect a challenging retail environment, especially in footwear.
     “Net sales in the Journeys Group were approximately $227 million and same store sales declined 7% in the quarter, reflecting the challenging retail environment, the lack of a significant fashion driver in the footwear market and the continued effect of Heelys over-distribution. We expect the Journeys business to remain challenging through the first half of fiscal 2009 and then improve significantly in the second half of the year as we benefit from the comparison to the Heelys-related weakness in the third and fourth quarters of fiscal 2008 and enter our strongest selling seasons. We expect to open 65 new Journeys Group stores in fiscal 2009 and we are forecasting low single digit same store sales gains for the fiscal year.
     “Net sales in the Hat World Group increased 5% to approximately $122 million while same store sales declined 4% in the fourth quarter. Hat World’s core business, particularly core Major League Baseball products, and its branded action category continued to perform well during the quarter, while the fashion baseball and NCAA categories underperformed. We expect Hat World’s first quarter of fiscal 2009 to benefit from the comparison to the same period of fiscal 2008, which was hurt by the transition to a new MLB on-field hat style. We expect to open 40 new Hat World Group stores in fiscal 2009 and we are forecasting low single digit same store sales increases for the fiscal year.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $43 million and same store sales declined 5%, reflecting the challenging urban market and a weaker than expected performance from one of its major branded boot vendors. We continue to be pleased with Underground Station’s progress on its new merchandising strategies and we are seeing tangible evidence that the concept is becoming more differentiated from other mall-based footwear concepts and evolving into a true, dual-gender retailer. We were especially pleased to see improvement in Underground Station’s same store sales in the fourth quarter and in February. We do not plan to open any new Underground Station stores in fiscal 2009 and we expect mid to high single digit same store sales gains for the fiscal year.
     “Johnston & Murphy Group’s net sales were approximately $54 million, same store sales for the shops declined 1% and operating margin increased 150 basis points to 13.6% in the fourth quarter. Johnston & Murphy continues to perform well across all of its channels of distribution and the brand’s strategic push to expand beyond footwear continues, as non-footwear product accounted for 38% of Johnston & Murphy shops’ sales during the quarter. We expect to open a combined total of 10 new Johnston & Murphy shops and outlets in fiscal 2009 and we are forecasting low single digit same store sales gains for the fiscal year.
     “Fourth quarter sales of Licensed Brands increased 3% to approximately $21 million and operating margin increased 170 basis points to 8.4%, reflecting the Dockers Footwear business’ ongoing gross margin expansion and increased earnings from the introduction of a line of footwear sourced for limited distribution. Despite the environment, Dockers continues to develop new technologies that further differentiate the brand, while remaining true to its comfort-value equation, and this is reflected in its strong order backlog for the spring season.”
Fiscal 2009 Outlook
     For the fiscal year ending January 31, 2009, Genesco expects net sales of approximately $1.6 billion and earnings per share in the range of $1.83 to $1.91. Earnings expectations do not reflect merger-related litigation expenses or settlement gains, any reduction in shares outstanding or enhancement of earnings per share from the stock repurchase program, or store closing and retail store asset impairment charges. In addition, earnings expectations do not reflect the fiscal year 2009 tax benefits associated with deducting the prior period merger-related expenses in the year the merger was terminated.
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, the stock repurchase program, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include continuing weakness in the consumer economy, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the previously announced store closing plans on schedule and at expected expense levels, unexpected changes to the market for our shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
Conference Call
     The Company’s live conference call on March 13, 2008, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
About Genesco
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
In Thousands	2008	2007	2008	2007

Net sales	$466,995	$476,861	$1,502,119	$1,460,478
Cost of sales	239,294	242,239	750,904	729,643
Selling and administrative expenses	196,161	175,208	695,487	608,685
Restructuring and other, net	2,893	(567)	9,702	1,105

Earnings from operations	28,647	59,981	46,026	121,045
Interest expense, net	3,520	2,905	12,426	9,927

Earnings before income taxes from continuing operations	25,127	57,076	33,600	111,118
Income tax expense	20,647	21,414	24,247	42,871

Earnings from continuing operations	4,480	35,662	9,353	68,247

Provision for discontinued operations, net	(368)	(314)	(1,603)	(601)

Net Earnings	$4,112	$35,348	$7,750	$67,646

Earnings Per Share Information

	Fourth Quarter		Fiscal Year Ended
In Thousands (except per share amounts)	2008	2007	2008	2007

Preferred dividend requirements	$50	$64	$217	$256

Average common shares — Basic EPS	22,502	22,269	22,441	22,646

Basic earnings per share:
Before discontinued operations	$0.20	$1.60	$0.41	$3.00
Net earnings	$0.18	$1.58	$0.34	$2.98

Average common and common equivalent shares — Diluted EPS	26,830	26,704	22,984	27,068

Diluted earnings per share:
Before discontinued operations	$0.19	$1.36	$0.40	$2.61
Net earnings	$0.17	$1.35	$0.33	$2.59

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
In Thousands	2008	2007	2008	2007

Sales:
Journeys Group	$226,767	$234,329	$713,366	$696,889
Underground Station Group	42,880	49,215	124,002	155,069
Hat World Group	121,794	115,944	378,913	342,641
Johnston & Murphy Group	54,133	56,565	192,487	186,979
Licensed Brands	21,349	20,663	92,706	78,422
Corporate and Other	72	145	645	478

Net Sales	$466,995	$476,861	$1,502,119	$1,460,478

Operating Income (Loss):
Journeys Group	$23,961	$37,489	$51,097	$83,835
Underground Station Group	2,281	3,817	(7,710)	3,844
Hat World Group	17,278	19,025	31,987	41,359
Johnston & Murphy Group	7,348	6,837	19,807	15,337
Licensed Brands	1,783	1,387	10,976	6,777
Corporate and Other*	(24,004)	(8,574)	(60,131)	(30,107)

Earnings from operations	28,647	59,981	46,026	121,045
Interest, net	3,520	2,905	12,426	9,927

Earnings before income taxes from continuing operations	25,127	57,076	33,600	111,118

Income tax expense	20,647	21,414	24,247	42,871

Earnings from continuing operations	4,480	35,662	9,353	68,247

Provision for discontinued operations	(368)	(314)	(1,603)	(601)

Net Earnings	$4,112	$35,348	$7,750	$67,646

*	Includes $2.9 million and $9.7 million of other charges in the fourth quarter and year of Fiscal 2008, respectively, which includes $1.9 million and $8.7 million, respectively, in asset impairments related to underperforming stores and $1.2 million and $1.5 million, respectively, for lease terminations offset by $0.2 million and $0.5 million, respectively, in excise tax refunds and an antitrust settlement. There is also an additional $0.9 million of charges related to lease terminations that are included in cost of sales on the consolidated earnings summary. The fourth quarter and year of Fiscal 2008 also includes $15.1 million and $26.7 million, respectively, in expenses related to the Company’s merger-related litigation. Includes $0.6 million of other income and $1.1 million of other charges in the fourth quarter and year of Fiscal 2007, respectively, which includes $0.5 million and $2.2 million of charges for asset impairment, lease terminations and the termination of a small license agreement offset by $1.1 million of income for gift card breakage and a litigation settlement in the fourth quarter and year of Fiscal 2007, respectively.

GENESCO INC.
Consolidated Balance Sheet

	February 2,	February 3,
In Thousands	2008	2007

Assets
Cash and cash equivalents	$17,703	$16,739
Accounts receivable	24,275	24,084
Inventories	300,548	261,037
Other current assets	41,140	33,206

Total current assets	383,666	335,066

Property and equipment	247,241	222,334
Other non-current assets	173,649	171,973

Total Assets	$804,556	$729,373

Liabilities and Shareholders’ Equity
Accounts payable	$75,302	$65,083
Current portion — long-term debt	—	—
Other current liabilities	69,407	69,653

Total current liabilities	144,709	134,736

Long-term debt	155,220	109,250
Other long-term liabilities	82,347	80,161
Shareholders’ equity	422,280	405,226

Total Liabilities and Shareholders’ Equity	$804,556	$729,373

GENESCO INC.
Retail Units Operated — Twelve Months Ended February 2, 2008

	Balance	Acquisi-				Balance				Balance
	01/28/06	tions	Open	Conv	Close	02/03/07	Open	Conv	Close	02/02/08

Journeys Group	761		96	0	4	853	118	0	4	967
Journeys	710		61	0	3	768	41	0	4	805
Journeys Kidz	50		24	0	1	73	42	0	0	115
Shi by Journeys	1		11	0	0	12	35	0	0	47
Underground Station Group	229		11	0	17	223	2	0	33	192
Underground Station	180		11	3	1	193	2	2	21	176
Jarman Retail	49		0	(3)	16	30	0	(2)	12	16
Hat World Group	641	49	104	0	9	785	98	0	21	862
Johnston & Murphy Group	142		13	0	7	148	11	0	5	154
Shops	107		7	0	5	109	8	0	4	113
Factory Outlets	35		6	0	2	39	3	0	1	41

Total Retail Units	1,773	49	224	0	37	2,009	229	0	63	2,175

Retail Units Operated — Three Months Ended February 2, 2008

	Balance				Balance
	11/03/07	Open	Conv	Close	02/02/08

Journeys Group	945	24	0	2	967
Journeys	802	5	0	2	805
Journeys Kidz	103	12	0	0	115
Shi by Journeys	40	7	0	0	47
Underground Station Group	215	0	0	23	192
Underground Station	193	0	0	17	176
Jarman Retail	22	0	0	6	16
Hat World Group	856	16	0	10	862
Johnston & Murphy Group	156	1	0	3	154
Shops	115	1	0	3	113
Factory Outlets	41	0	0	0	41

Total Retail Units	2,172	41	0	38	2,175

Constant Store Sales

	Three Months Ended		Twelve Months Ended
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007

Journeys Group	-7%	6%	-4%	6%
Underground Station Group	-5%	-15%	-16%	-10%
Underground Station	-5%	-15%	-17%	-9%
Jarman Retail	-7%	-16%	-10%	-12%
Hat World Group	-4%	-1%	-2%	-1%
Johnston & Murphy Group	-1%	5%	2%	3%
Shops	-1%	5%	2%	3%
Factory Outlets	-2%	6%	2%	1%

Total Constant Store Sales	-5%	1%	-4%	2%